UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AvidXchange Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AvidXchange Holdings, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 3:00 p.m. Eastern time on Thursday, June 9, 2022

Dear Stockholders of AvidXchange Holdings, Inc.:

We cordially invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of AvidXchange Holdings, Inc., a Delaware corporation (“we”, the “Company” or “AvidXchange”), which will be held on Thursday, June 9, 2022 at 3:00 p.m. Eastern time at our offices located at 1210 AvidXchange Lane, Charlotte, NC, 28206, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class I directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You will be able to vote and ask questions during the meeting. If you need directions to the Annual Meeting so that you may attend in person, please see the “About AvidXchange” pages of our website for a map of our Charlotte, NC location or contact Investor Relations at AvidIR@icrinc.com. As always, we encourage you to vote your shares prior to the Annual Meeting either by telephone, Internet or by proxy card to help make this meeting format as efficient as possible.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their stockholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow a company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Most of our stockholders will not receive printed copies of our proxy materials unless requested, but instead will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 28, 2022 with instructions on how they may access and review our proxy materials on the Internet and how they may cast their vote via the Internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the Notice that is being sent to you.

Our board of directors has fixed the close of business on April 14, 2022 as the record date for the Annual Meeting. Only stockholders of record on April 14, 2022 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure that your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

We appreciate your continued support of AvidXchange.

By order of the Board of Directors,

Michael Praeger

Chief Executive Officer, President and Chairman of the Board

Charlotte, North Carolina

April 28, 2022

i

AVIDXCHANGE HOLDINGS, INC.

PROXY STATEMENT

FOR

2022 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement (this “Proxy Statement”) and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders (the “Annual Meeting”) of AvidXchange Holdings, Inc., a Delaware corporation (the “Company” or “AvidXchange”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, June 9, 2022, at 3:00 p.m. Eastern time at our offices located at 1210 AvidXchange Lane, Charlotte, NC, 28206. The Notice containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 28, 2022 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 28, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address or emailed to you, please follow the instructions for requesting the materials in the Notice that is being sent to you.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR ALL” in connection with the election of James (Jim) Hausman, Lance Drummond, and Wendy Murdock as Class I directors; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

What if another matter is properly brought before the meeting?

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 14, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 197,641,423 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, vote live at the Annual Meeting, or vote by proxy through the Internet or by telephone. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you should follow your broker’s procedures for obtaining a legal proxy to vote your shares of our common stock live at the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, only “For” votes will affect the outcome, and any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For All,” “Withhold All” or “For All Except” with respect to the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast for or against this proposal. Abstentions are not considered to be votes cast, and thus, will have no effect on this proposal. A broker has discretionary power to vote shares without instruction from the beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, broker non-votes are not expected on this proposal.

What are the effects of abstentions, withheld votes and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares or withholds votes as to a particular proposal, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions or withheld votes to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. Votes withheld have no effect on Proposal 1 (election of directors), as the three directors that receive the highest number of votes will be elected, and abstentions are not considered to be a vote cast and will have no effect on Proposal 2 (ratification of the appointment of PricewaterhouseCoopers LLP).

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. A broker has discretionary power to vote shares without instruction from the beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, broker non-votes are not expected on that proposal. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters. Broker non-votes on the election of directors, which is considered a non-routine matter, will have no effect because they are not considered votes cast, and the three directors that receive the highest number of votes will be elected.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws (“Bylaws”) and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. On the record date, there were 197,641,423 shares outstanding and entitled to vote. Thus, the holders of at least 98,820,712 shares must be present in person or represented by proxy at the meeting to have a quorum. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on June 8, 2022 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 8, 2022 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	in person via ballot during the Annual Meeting. You may still attend the meeting and vote in person even if you have already voted by proxy.

If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you need to obtain a legal proxy from your broker, bank or other nominee in order to vote your shares in person in the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of AvidXchange, in writing, at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206; or

•

attending and voting via ballot at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You may still attend the meeting and vote in person even if you have already voted by proxy.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Joel Wilhite and Ryan Stahl have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Proxies may be solicited on our behalf by our Directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker will not have discretion to vote on Proposal No. 1, a “non-routine” matter, or any other proposals that are considered “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:

AvidXchange Holdings, Inc.

Attention: Investor Relations

1210 AvidXchange Lane

Charlotte, NC 28206

(646) 677-1892

AvidIR@icrinc.com

We encourage stockholders to contact us by telephone or e-mail instead of physical mail to help ensure timely receipt of any request for proxy materials.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than the close of business on March 11, 2023 nor earlier than the close of business on February 9, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

AvidXchange Holdings, Inc.

Attention: Corporate Secretary

1210 AvidXchange Lane

Charlotte, NC 28206

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our notice of such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or any duly authorized committee thereof or (iii) properly brought before such meeting by an eligible stockholder in accordance with the procedures set forth in our Bylaws. To be timely for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 9, 2023; and

•	not later than the close of business on March 11, 2023.

In the event that we hold the 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

If an eligible stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary at the address of our principal executive office set forth above.

Our Bylaws also permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our Bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

Universal Proxy

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2023.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2023 annual meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of nine directors, all of whom, other than Michael Praeger, qualify as “independent” under the listing standards of the Nasdaq Global Select Market (“Nasdaq”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of April 28, 2022, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Directors with Terms Expiring at the Annual Meeting/ Nominees

James (Jim) Hausman (1)(2)(3)(4)	I	65	Director	2002	2022	2025

Lance Drummond (2)(4)	I	67	Director	2021	2022	2025

Wendy Murdock (3)(4)	I	69	Director	2019	2022	2025

Continuing Directors

Michael Praeger	III	54	President and Chief Executive Officer, Chairman of the Board	2000	2024	2024

James Michael McGuire (1)(2)(3)	II	63	Director	2021	2023	2023

John C. (Hans) Morris (3)(4)	II	63	Director	2015	2023	2023

Nigel Morris	II	63	Director	2015	2023	2023

Matthew Harris* (1)(2)	III	49	Director	2015	2024	2024

Teresa Mackintosh (1)(2)(3)	III	49	Director	2021	2024	2024

*	Lead Independent Director

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Human Capital and Compensation Committee

(3)	Member of the Audit Committee

(4)	Member of Risk Management Committee

Nominees for Director

James (Jim) Hausman. Jim Hausman has served as a member of our board of directors since July 2002. Mr. Hausman previously served as our Interim Chief Financial Officer from April 2014 to June 2015. Mr. Hausman is a Certified Public Accountant and has 18 years of experience as the chief financial officer for a public, and several private, telecommunications companies. Mr. Hausman began his career at Price Waterhouse, which later became PricewaterhouseCoopers. He has a BS degree in Accounting from the University of Kentucky. We believe Mr. Hausman is qualified to serve on our board of directors due to his extensive experience as chief financial officer of a public company, and due to his extensive knowledge of our company.

Wendy Murdock. Wendy Murdock has served as a member of our board of directors since September 2019. Ms. Murdock has over 30 years of experience as a manager and director in the global financial services industry. Ms. Murdock served as the Chief Product Officer of Mastercard Worldwide from 2005 to 2009, where she was responsible for innovation, development, go-to-market strategy and commercialization of all Mastercard products targeted at consumers, corporations/governments, and merchants. She subsequently served from 2009 to 2012 as Mastercard Worldwide’s Chief Payment Systems Integrity Officer with responsibility for leading the company’s anti-fraud, information, and cyber security programs. Ms. Murdock serves as a member of the board of directors of Iron Mountain Incorporated (NYSE: IRM), a storage and information management services company, and previously served from 2013 to 2016 on the board of Recall Holdings Limited (a public unlisted company), a digital and physical information management services company. She has also served as a member of the board of directors for USAA Federal Savings Bank since December 2013 and USAA Savings Bank since April 2016. Since 2016, Ms. Murdock has served on the board of La Caisse de dépôt et placement du Québec, a large institutional pension fund. Ms. Murdock received a BA degree in French Canadian Studies from McGill University and an MBA degree from the University of Western Ontario. We believe Ms. Murdock is qualified to serve on our board of directors due to her extensive experience as a senior finance executive, including as the chief product officer of one of the world’s largest financial services companies.

Lance Drummond. Lance Drummond has served as a member of our board of directors since October 2021. Mr. Drummond is an executive-level business leader with multi-industry experience. Mr. Drummond retired from TD Canada Trust, a commercial bank, in January 2015, where he was Executive Vice President of Operations and Technology since 2011. Prior to joining TD Canada Trust, from 2009 to 2011, Mr. Drummond was Executive Vice President of Human Resources and Shared Services at Fiserv, Inc., a global fintech and payments company, where he oversaw the company’s shared services, including Fiserv’s Global Services employees in India and Costa Rica. Before joining Fiserv, Mr. Drummond was the Global Consumer and Small Business Banking eCommerce/ATM executive at Bank of America. Prior to his eCommerce/ATM role, he was the Service and Fulfillment Operations executive for Global Technology and Operations. Mr. Drummond sits on several boards of directors, including serving as a member of the Board of Governors of the Financial Industry Regulatory Agency (FINRA) and Chair of the Audit Committee, a member of the board of directors at the Federal Home Loan Mortgage Corporation (Freddie Mac) and Chair of the Compensation and Human Capital Committee, and a member of the board of directors of United Community Banks, Inc. (NASDAQ: UCBI) and Chair of the Nominations and Governance Committee. Mr. Drummond earned a BS degree in Business Management from Boston University, an MBA degree from the Simon Business School at the University of Rochester, and an MS degree in Management Science from MIT. We believe Mr. Drummond is qualified to serve on our board of directors due to his extensive experience in the operations and technology space and public company board experience.

Continuing Directors

Michael Praeger. Michael Praeger is cofounder of AvidXchange and has served as our Chief Executive Officer since April 2000, our President since December 2010, and as Chairman of our board of directors since April 2000. Mr. Praeger has spent the last 28 years managing technology and web services-related companies. Prior to establishing AvidXchange, Mr. Praeger co-founded PlanetResume.com, a technology career enhancement and recruiting site that successfully completed its merger with CareerShop.com in November 1999. Prior to that, Mr. Praeger co-founded and served as Chief Executive Officer of InfoLink Partners, a software company specializing in automating the tax billing and collection functions for municipalities along with corporate escheat recovery services. Mr. Praeger received a BSBA degree in Finance from Georgetown University. We believe Mr. Praeger is qualified to serve on our board of directors due to his extensive knowledge of our company, as well as his significant operational and strategic expertise.

Matthew Harris. Matt Harris has served as a member of our board of directors since July 2015. Mr. Harris joined Bain Capital Ventures to lead the New York City office, where he currently serves as a Partner. Mr. Harris focuses on business services companies, with a particular interest in financial services, and currently sits on the board of directors of several privately-held companies. Mr. Harris has served as a member of the board of directors of BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (d/b/a Billtrust)) (NASDAQ: BTRS), a provider of cloud-based software and integrated payment processing solutions, since January 2021, and prior to this, he served as director of Factor Systems, Inc. (d/b/a Billtrust) since November 2012. Mr. Harris has also served as a member of the board of directors of Flywire Corporation (NASDAQ: FLYW), a global payments enablement and software company, since January 2015. Prior to joining Bain Capital Ventures, Mr. Harris founded Village Ventures, Inc., an early stage venture capital firm focused on the media and financial services sectors, and served as Managing Director from January 2000 to September 2012. Mr. Harris received a BA degree in Political Economy from Williams College. We believe Mr. Harris is qualified to sit on our board of directors due to his extensive experience as an investor and board member of a variety of fintech companies.

John C. (Hans) Morris. Hans Morris has served as a member of our board of directors since July 2015. Mr. Morris is managing partner of Nyca Partners LLC, a venture capital firm exclusively focused on applying innovation into the global financial system. Mr. Morris is also the chairman of the board of directors of Lending Club Corporation (NYSE: LC), a peer-to-peer lending company, and a director of Payoneer Inc. (NASDAQ: PAYO), an online payments company providing money transfer and digital payments services, as well as several private companies. From 2010 until founding Nyca Partners LLC in 2014, Mr. Morris was Managing Director at General Atlantic LLC, a global growth equity firm. He also served as President of Visa Inc. from 2007 to 2009, while it completed its reorganization and its initial public offering in 2008, and spent 27 years at Citigroup and its predecessor companies in executive roles, including serving as CFO and head of operations and technology for Citi’s institutional businesses from 2002-2007. Mr. Morris received a BA degree in Government and Urban Studies from Dartmouth College. We believe Mr. Morris is qualified to sit on our board of directors due to his experience as an investor and as an officer of an international finance company.

Nigel Morris. Nigel Morris has served as a member of our board of directors since December 2015. Mr. Morris has been the co-founder and managing partner of QED Investors LLC, a fintech venture capital platform focused on disruptive, high-growth financial services companies since 2008. Prior to QED Investors LLC, Mr. Morris co-founded Capital One Financial Services in 1994, where he also served as President and Chief Operating Officer until 2004. Mr. Morris currently sits on the board of Remitly Global, Inc. (NASDAQ:RELY) and on the boards of several different privately-held companies. Mr. Morris received a BSC degree in Psychology from the University of East London and an MBA degree from London Business School. We believe Mr. Morris is qualified to sit on our board of directors due to his experience as an investor in fintech companies and as the co-founder of a financial services company.

Teresa Mackintosh. Teresa Mackintosh has served as a member of our board of directors since October 2021. Ms. Mackintosh has served as the Chief Executive Officer of Trintech, a computer software company, since February 2016, and has more than 25 years of experience in the accounting, tax and finance functions of global companies. Prior to joining Trintech, Ms. Mackintosh served as Chief Executive Officer of Wolters Kluwer Tax and Accounting US from October 2013 to January 2016. Ms. Mackintosh received a BBA degree and an MBA from the University of Michigan and is a former Certified Public Accountant. We believe Ms. Mackintosh is qualified to serve on our board of directors due to her experience as an executive officer and serving in oversight roles for accounting and software companies.

J. Michael McGuire. Mr. McGuire has served as a member of our board of directors since October 2021. Mr. McGuire served as the Chief Executive Officer of Grant Thornton LLP, an accounting firm, from January 2015 through February 2019, and as Chief Executive Officer Emeritus from March 2019 until February 2020, when he retired. Prior to joining Grant Thornton, he led various teams for 20 years at Arthur Andersen, a former accounting firm. Mr. McGuire currently sits on the board of directors of Akoustis Technologies, Inc. (NASDAQ: AKTS), an acoustic wave technology manufacturer, and has previously served on a number of non-profit boards, including those in business, universities and education, technology, arts, and community. Mr. McGuire received his BS degree in Business Administration, Accounting and Management Information Systems from Bowling Green State University and is a certified Public Accountant. We believe Mr. McGuire is qualified to serve on our board of directors due to his auditing expertise with 25 years of experience as an audit partner.

Composition of Our Board of Directors

The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and on an ad hoc basis as required. Our board of directors currently consists of nine directors. Our restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution approved by a majority of our board of directors. In accordance with our restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms are expiring will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our restated certificate of incorporation. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Hausman and Drummond and Ms. Murdock, and their terms will expire at the Annual Meeting;

•	the Class II directors are Messrs. Morris, McGuire and Morris, and their terms will expire at our annual meeting of stockholders to be held in 2023; and

•	the Class III directors are Messrs. Praeger and Harris and Ms. Mackintosh, and their terms will expire at our annual meeting of stockholders to be held in 2024.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may have the effect of delaying or preventing changes in control of our company.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of our board of directors as a listed company within one year of the closing of our initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, human capital and compensation and corporate governance and nominating committees be independent. Audit committee members and human capital and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director with that listed company.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the human capital and compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a human capital and compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships and stock ownership, our board of directors has determined that each of Messrs. Drummond, Harris, Hausman, McGuire, Morris and Morris and Mses. Mackintosh and Murdock do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. Mr. Praeger is not independent under Nasdaq’s independence standards.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related-Party Transactions.” There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The board of directors has no set policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Currently, Mr. Praeger serves as Chairman of the Board, President and Chief Executive Officer. Mr. Harris serves as our lead independent director. The board of directors believes that this overall structure of a Chairman of the Board, President and Chief Executive Officer, combined with a lead independent director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of the board of directors.

Mr. Harris presides over executive sessions of our independent directors and serves as a liaison between our Chief Executive Officer, President and Chairman of the Board and our independent directors. He also performs such additional duties as our board of directors may otherwise determine and delegate. In addition, each of our board committees is comprised of independent directors that provide strong independent leadership for each of these committees. Our independent directors generally meet in executive session after each regular meeting of the board of directors. At each such meeting, the presiding director for each executive session of our board of directors is an independent or non-employee director. Our board of directors will continue to evaluate this leadership structure on an ongoing basis based on factors such as the experience of the applicable individuals and the current business environment.

Board Meetings and Committees

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of nine members.

During our fiscal year ended December 31, 2021, our board of directors held seven meetings (including regularly scheduled and special meetings held by AvidXchange, and its predecessor, AvidXchange, Inc.), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although our corporate governance guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Those who do attend are expected to answer appropriate questions from stockholders.

Our board of directors has established an Audit Committee, a Human Capital and Compensation Committee, a Nominating and Corporate Governance Committee, and a Risk Management Committee. The composition and responsibilities of each of the committees of our board of directors are described below. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted in the investor relations portion of our website at www.avidxchange.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available or accessible through our website, and you should not consider it to be a part of this Proxy Statement. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee consists of Messrs. Hausman, Morris, and McGuire and Mses. Mackintosh and Murdock. Our board of directors has determined that each member of the Audit Committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Mr. Hausman. Our board of directors has determined that Mr. Hausman is an “Audit Committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each Audit Committee member’s scope of experience and the nature of their employment.

The primary purpose of our Audit Committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•

obtaining a formal written statement from the independent registered public accounting firm delineating all relationships between us and such firm and actively engaging in dialogue with such firm with respect to any disclosed relationships;

•	helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	reviewing our financial statements and our critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•	developing procedures for employees to submit concerns anonymously about questionable accounting and auditing matters and internal accounting controls;
•	overseeing our policies on regulatory compliance;
•	overseeing compliance with our code of business conduct and ethics;
•	reviewing related-party transactions; and
•	pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

Our Audit Committee reviews, discusses and assesses its own performance and composition at least annually. Our Audit Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our Board for its consideration and approval.

Our Audit Committee held ten meetings during fiscal year 2021 (including meetings held by AvidXchange and its predecessor, AvidXchange, Inc.).

Human Capital and Compensation Committee

Our Human Capital and Compensation Committee consists of Messrs. Harris, Hausman, McGuire, and Drummond and Ms. Mackintosh. The chairperson of our Human Capital and Compensation Committee is Mr. Harris. Our board of directors has determined that each member of the Human Capital and Compensation Committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our Human Capital and Compensation Committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Human Capital and Compensation Committee include, among other things:

•

reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer, who may not be present on deliberations of his compensation;

•	administering our equity compensation plans and agreements with our executive officers;
•	reviewing, approving and administering incentive compensation and equity compensation plans;
•	reviewing and approving our overall compensation philosophy; and
•	making recommendations regarding non-employee director compensation to our full board of directors.

In addition, once we cease to be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the responsibilities of our Human Capital and Compensation Committee will also include:

•

reviewing and recommending to our board of directors for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals regarding the frequency of the vote on executive compensation to be included in our annual meeting proxy statements; and

•

reviewing and discussing with management our Compensation Discussion and Analysis, and recommending to our board of directors that the Compensation Discussion and Analysis be approved for inclusion in our annual reports on Form 10-K, registration statements and our annual meeting proxy statements.

Under its charter, our Human Capital and Compensation Committee may form, and delegate authority to, subcommittees as appropriate. Our Human Capital and Compensation Committee reviews, discusses and assesses its own performance and composition at least annually. Our Human Capital and Compensation Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our board of directors for its consideration and approval.

Our Human Capital and Compensation Committee held six meetings during fiscal year 2021 (including meetings held by AvidXchange and its predecessor, AvidXchange, Inc.).

Compensation Committee Processes and Procedures

Typically, our Human Capital and Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairperson of our Human Capital and Compensation Committee, in consultation with the Chief Executive Officer. Our Human Capital and Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by our Human Capital and Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Human Capital and Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Human Capital and Compensation Committee regarding his compensation or individual performance objectives. The charter of our Human Capital and Compensation Committee grants our Human Capital and Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, our Human Capital and Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that our Human Capital and Compensation Committee considers necessary or appropriate in the performance of its duties. Our Human Capital and Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Human Capital and Compensation Committee. In particular, our Human Capital and Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, our Human Capital and Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to our Human Capital and Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Harris, Hausman, and McGuire and Ms. Mackintosh. The chairperson of our Nominating and Corporate Governance Committee is Mr. Harris. Our board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq.

Specific responsibilities of our Nominating and Corporate Governance Committee include, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	overseeing the evaluation and the performance of our board of directors and of individual directors;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	overseeing our corporate governance practices;
•	contributing to succession planning; and
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee periodically reviews, discusses and assesses the performance of our board of directors and its committees. In fulfilling this responsibility, our Nominating and Corporate Governance Committee seeks input from senior management, our board of directors and others. In assessing our board of directors, our Nominating and Corporate Governance Committee evaluates the overall composition of our board of directors, our board of directors’ contribution as a whole and its effectiveness in serving our best interests and the best interests of our stockholders. Our Nominating and Corporate Governance Committee reviews, discusses and assesses its own performance and composition at least annually. Our Nominating and Corporate Governance Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our board of directors for its consideration and approval.

Our Nominating and Corporate Governance Committee did not hold any meetings during fiscal year 2021.

Risk Management Committee

Our Risk Management Committee consists of Messrs. Morris, Hausman, and Drummond and Ms. Murdock. The chairperson of our Risk Management Committee is Mr. Morris. Our board of directors has determined that each member of the Risk Management Committee is independent under the listing standards of Nasdaq and SEC rules and regulations.

Specific responsibilities of our Risk Management Committee include, among other things:

•	fulfilling its corporate governance oversight responsibilities with regard to the identification, evaluation and mitigation of strategic, operational, and external environment risks; and
•	monitoring and approving our enterprise risk management framework and associated practices.

Our Risk Management Committee held three meetings during fiscal year 2021 (including meetings held by AvidXchange and its predecessor, AvidXchange, Inc.).

Human Capital and Compensation Committee Interlocks and Insider Participation

None of the members of our Human Capital and Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or Human Capital and Compensation Committee. Certain members of our Human Capital and Compensation Committee are affiliated with entities that purchased our preferred stock. Please see “Certain Relationships and Related-Party Transactions —Amended and Restated Investors’ Rights Agreement” for more information.

Identifying and Evaluating Director Nominees

Our Nominating and Corporate Governance Committee is responsible for identifying, reviewing, evaluating and recommending candidates for nomination to our board of directors, including candidates to fill any vacancies that may occur. Our Nominating and Corporate Governance Committee assesses the qualifications of candidates in light of the policies and principles in our corporate governance guidelines and may also engage third party search firms to identify director candidates. The Nominating and Corporate Governance Committee may conduct interviews, require the completion of detailed questionnaires and conduct comprehensive background checks or use any other means that it deems appropriate to gather information to evaluate potential candidates. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates to the board of directors for approval as director nominees for election to the board of directors.

Minimum Requirements

Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Some of the specific qualifications that our Nominating and Corporate Governance Committee will also consider include, but are not limited to, such candidate’s (i) level of expertise, (ii) potential conflicts of interests or other commitments, (iii) demonstrated excellence in his or her field, (iv) ability to exercise sound business judgment, (v) diversity with respect to personal background, perspective and experience, (vi) experience as a board member or executive officer of another publicly held company, and (vii) commitment to rigorously representing the long-term interests of the Company’s stockholders. Our Nominating and Corporate Governance Committee also reviews director candidates in the context of the current size and composition of our board of directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences and may consider factors including gender, racial diversity, age, skills, and such other factors as it deems appropriate to maintain an appropriate balance of knowledge, experience and capability. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors values diversity as a factor in selecting nominees, and is committed to ensuring that qualified women and racially/ethnically diverse candidates are included in the pool from which any new independent director nominee is chosen. In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for purposes of Nasdaq listing rules.

Creating a More Diverse and Inclusive Community; Making an Impact

Having a diverse and inclusive organization is core to who we are. As of March 2022, 50% of our employee team members were women and 37% were members of an underrepresented community. Our leadership team likewise reflects our commitment to diversity, with 31% of our leadership team being women and 24% of our leadership team being members of an underrepresented community. For the third consecutive year, our company was named on Women Tech Council’s (WTC) Shatter List in recognition of the impactful measures we have adopted in an effort to break the glass ceiling for women in technology. The following chart provides the diversity statistics for our board of directors in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of April 28, 2022)

Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Our commitment to our community goes beyond our commitment to diversity and inclusion. In 2005, we founded the AvidXchange Foundation in an effort to help elementary school children impacted by Hurricane Katrina. The Foundation has continued to grow, taking on the mission of positively impacting the lives of youth in the communities where our employees live and work. As part of becoming a public company, we joined Pledge 1%. Pledge 1% is a global movement that encourages and empowers companies of all sizes and stages to donate 1% of their staff time, product, profit, or equity, or any combination of the four, to philanthropic endeavors of their choosing. On October 1, 2021, we executed an agreement with a philanthropic partner pursuant to which we intend to provide annual ongoing grants of 10% of the pledged shares for a period of ten years, subject in each case to the approval of our board of directors. On October 15, 2021, we transferred the first installment of 165,729 shares of our common stock pursuant to this agreement.

Stockholder and Other Interested Party Communications

Our board of directors provides to every stockholder and any other interested parties the ability to communicate with the board of directors as a whole, and with individual directors on the board of directors, through an established process for stockholder communication. For a communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our Corporate Secretary at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, Attn: Board of Directors c/o Corporate Secretary.

For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, Attn: Name of Director.

Our Corporate Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairperson of our Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our code of business conduct and ethics is available under the “Investor Relations––Corporate Governance” section of our website at ir.avidxchange.com/corporate-governance/documents-charters. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained in or available or accessible through our website, and you should not consider it to be a part of this Proxy Statement.

Risk Management

Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors is responsible for risk oversight. Our board of directors believes that it is essential for effective risk management and oversight that there be open communication between management and our board of directors. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deemed appropriate.

Our Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Human Capital and Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Our Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Risk Management Committee assists our board of directors in fulfilling its oversight responsibilities with respect to identifying, evaluating, and mitigating strategic, operational, and external risks. Our full board of directors also reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at regular meetings our board of directors, and evaluates the risks inherent in significant transactions.

Prohibition on Hedging and Pledging Transactions

Our insider trading policy prohibits any director, employee (including our executive officers) or consultant to our Company from, among other things, engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, or other inherently speculative transactions with respect to our common stock at any time. Our directors, employees (including our executive officers), and consultants are also not permitted to pledge our securities as collateral for a loan.

Non-Employee Director Compensation

Cash Compensation

Prior to 2022, we generally did not provide our non-employee directors, in their capacities as such, with any cash compensation. We have, from time to time prior to our initial public offering, made equity awards to certain of our non-employee directors. Commencing in January 2022, each of our non-employee directors became eligible to receive annual retainers for Board and committee service as follows (with prorated payments for 2021 service following the date of our initial public offering expected to be made during 2022 following board approval of such payments):

	Member Annual Cash Retainer	Chairperson Annual Cash Retainer	Lead Independent Director Annual Cash Retainer

Board of Directors	$ 30,000	$ 45,000(1)	$ 45,000

Audit Committee	10,000	20,000

Human Capital and Compensation Committee	6,000	12,000

Nominating and Corporate Governance Committee	4,000	8,000

Risk Management Committee	4,000	8,000
(1)	As our Chief Executive Officer, Mr. Praeger did not receive a retainer for serving as Chairperson of our board of directors.

All annual cash compensation amounts are payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service.

Equity Compensation

Commencing upon our initial public offering, our non-employee directors will be eligible for equity compensation pursuant to our non-employee director compensation program, as described below.

Initial Grant

Our non-employee director compensation policy provides that each new non-employee director who joins our board of directors following the closing of our initial public offering will receive a RSU award for common stock having a value of $175,000 based on the fair market value of the underlying common stock on the date of grant under our 2021 Long-Term Incentive Plan (the “2021 Plan”), with the $175,000 being prorated based on the number of months from the date of appointment until the next annual meeting of our stockholders. Each initial grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.

Annual Grant

On the date of each annual meeting of our stockholders, each continuing non-employee director will automatically receive a RSU award for common stock having a value of $175,000 based on the fair market value of the underlying common stock on the date of grant under our 2021 Plan. Each annual grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.

Certain of our non-employee directors received prorated annual awards in November 2021 following our initial public offering, which awards will vest on May 15, 2022, subject to their continued service through such date.

The calculation of the number of shares of RSUs granted under the non-employee director compensation policy will be the closing price of our common stock as reported by Nasdaq on the date of grant.

Vesting Acceleration

In the event of a change in control (as defined in our 2021 Plan), any unvested portion of an equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.

Compensation Philosophy

The outside director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Employee directors receive no additional compensation for their service as a director. All of our independent directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred for their attendance at meetings of our board of directors or any committee thereof.

Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the year ended December 31, 2021. Mr. Praeger, our Chief Executive Officer and President, is also the Chairman of our board of directors, but did not receive any additional compensation for his service as a director. Mr. Praeger’s compensation as a named executive officer is presented in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total

Matthew Harris	—	—	—	—	—

James (Jim) Hausman	—	$116,650	$41,518	—	$158,168

John C. (Hans) Morris	—	—	—	—	—

Nigel Morris	—	—	—	—	—

Wendy Murdock	—	$116,650	$36,903	—	$153,553

Lance Drummond	—	$116,650	$36,903	—	$153,553

James Michael McGuire	—	$116,650	$36,903	—	$153,553

Teresa Mackintosh	—	$116,650	$36,903	—	$153,553

(1)

Amounts reported represent the aggregate grant date fair value of the RSUs granted to the non-employee directors during the fiscal year ended December 31, 2021, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K (File No. 001-40898) for the year ended December 31, 2021, filed with the SEC on March 14, 2022 (“FY2021 Annual Report”). This amount does not reflect the actual economic value that may be realized by the non-employee director, which will depend on factors including the continued service of the non-employee director and the future value of our stock.

The table below shows the aggregate number of shares subject to stock and option awards (vested and unvested) held as of December 31, 2021 by each of our non-employee directors as of December 31, 2021:

Name	Stock Awards (#)	Option Awards (#)

Matthew Harris	—	—

James (Jim) Hausman	4,666	—

John C. (Hans) Morris	—	—

Nigel Morris	—	—

Wendy Murdock	4,666	29,540

Lance Drummond	4,666	7,836

James Michael McGuire	4,666	7,836

Teresa Mackintosh	4,666	7,836

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. In accordance with our restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our Company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our board of directors has approved, Messrs. Hausman and Drummond and Ms. Murdock as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Hausman and Drummond and Ms. Murdock will serve as Class I directors until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR ALL” in connection with the election of each of Messrs. Hausman and Drummond and Ms. Murdock. We expect that Messrs. Hausman and Drummond and Ms. Murdock will each accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter, which will result in no effect on the vote for this matter.

Director Interest

Messrs. Hausman and Drummond and Ms. Murdock have an interest in this Proposal No. 1, as each is currently a member of our Board.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and votes withheld will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL”

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP(“PwC”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2022. During our fiscal year ended December 31, 2021, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by PwC for our fiscal years ended December 31, 2021 and 2020, respectively.

	2021	2020

Audit Fees(1)	$2,456,000	$1,065,000

Audit-Related Fees(2)	698,650	259,800

Tax Fees	-	-

All Other Fees(3)	4,215	2,765

(1)

Audit Fees consist of fees billed for professional services by PwC for the audit of our annual consolidated financial statements and the review of our registration statement on Form S-1 for our initial public offering and related services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal year 2021 also consisted of fees related to SEC registration statements and other filings, comfort letters and consents, and adoption of accounting pronouncements.

(2)	Audit-related fees consist primarily of fees for accounting consultations, comfort letters, consents and any other audit attestation services.

(3)	All other fees for fiscal years 2021 and 2020 include expenses associated with financial reporting and SEC filing software.

Auditor Independence

In our fiscal year ended December 31, 2021, there were no other professional services provided by PwC, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

Our Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm. The term of the general pre-approval is 12 months from the date of approval, unless our Audit Committee specifically provides for a different period. If our Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by our Audit Committee.

Pursuant to its charter, our Audit Committee may delegate pre-approval authority to one or more Audit Committee members so long as any such pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting. All services performed and related fees billed by PwC during fiscal year 2021 were pre-approved by our Audit Committee pursuant to regulations of the SEC.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively at the Annual Meeting. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of PwC, we do not expect any broker non-votes in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market LLC and the rules and regulations of the SEC.

In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with them their independence.

Based on the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

AUDIT COMMITTEE

James Hausman, Chairperson

John C. (Hans) Morris

James Michael McGuire

Teresa Mackintosh

Wendy Murdock

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 28, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Michael Praeger	54	President, Chief Executive Officer, and Chairman of the Board

Joel Wilhite	52	Chief Financial Officer, Senior Vice President

Daniel Drees	54	Chief Growth Officer, Senior Vice President

Angelic Gibson	45	Chief Information Officer, Senior Vice President

Todd Cunningham	56	Chief People Officer, Senior Vice President

Ryan Stahl	47	General Counsel and Secretary, Senior Vice President

Executive Officers

Michael Praeger. Please see the section titled “Board of Directors and Corporate Governance – Continuing Directors” above for Mr. Praeger’s biography.

Joel Wilhite. Joel Wilhite joined us in February 2017 as our Chief Financial Officer. Mr. Wilhite brings decades of diverse financial leadership experience to his role. Before joining us, Mr. Wilhite held the position of Chief Financial Officer at Quantros, Inc., a SaaS company that offers an enterprise-wide suite of applications designed to help hospitals better manage the quality and safety of patient care. Prior to Quantros, Inc., Mr. Wilhite was the Senior Vice President of Finance for Benefitfocus.com, Inc. (NASDAQ: BNFT), a leading SaaS provider of benefits administration software and solutions. Prior to Benefitfocus, Mr. Wilhite served in various roles at Blackbaud, Inc. (NASDAQ: BLKB), most recently as the Chief Financial Officer for Blackbaud, Inc.’s international division. Mr. Wilhite began his career as an auditor at KPMG. He received his BS degree with honors in Accounting from the University of South Carolina and is a Certified Public Accountant.

Daniel Drees. Dan Drees joined us in April 2018 as our Chief Growth Officer. Mr. Drees is a seasoned financial technology executive and industry veteran with more than 25 years of experience generating growth at Fortune 500 companies and financial institutions such as General Electric Company (NYSE: GE), Bank of America (NYSE: BAC), Ally Financial Inc. (NYSE: ALLY), and Capital One (NYSE: COF). Most recently, he led the fraud and risk solutions business at Fiserv, Inc. (NASDAQ: FISV) from July 2017 through March 2018, where he focused on enabling financial institutions and their clients to reduce the cost and complexity associated with fraud and compliance through process automation and data analytics. Mr. Drees received his BS degree in Mechanical Engineering from Iowa State University.

Angelic Gibson. Angelic Gibson joined us in October 2019 as our Chief Information Officer. Ms. Gibson has spent over 20 years in information technology, with experience in building and managing SaaS platforms, enterprise technology systems, as well as management practices supporting databases, networks, telecommunications, and infrastructure. She has built and supported business intelligence platforms, has extensive cloud computing strategic insight, and has experience balancing operational efficiencies with business development and growth. Before joining us, Ms. Gibson served as Senior Vice President of Information Technology at TKXS Inc. from April 2013 to October 2018. Ms. Gibson received her BS degree in Management Information Systems from American InterContinental University.

Todd Cunningham. Todd Cunningham joined us in August 2014 and has served as our Chief People Officer since March 2020, and previously served as Senior Vice President of Human Capital and Talent Management.

Mr. Cunningham has more than 26 years in Human Resources at public and private companies. His experience covers the full range of Human Resources responsibilities. Before joining us, Mr. Cunningham held senior positions at Bank of America focusing on talent management, development, and organizational effectiveness, where he served in various capacities, including: Senior Vice President of Talent & Development Executive, Global Corporate & Investment Banking; Vice President of Associate Readiness Change Executive — Merrill Lynch Transition; and Senior Vice President of Talent & Development Executive, Consumer & Small Business Banking Division, among others. Mr. Cunningham received a BSBA degree in Human Resources Management from The Ohio State University.

Ryan Stahl. Ryan Stahl joined us in May 2015 and has served as our General Counsel and Secretary since November 2017, and previously served as Deputy General Counsel. Mr. Stahl began his legal career in the corporate and securities practice at Sidley Austin, LLP, focusing primarily on mergers and acquisitions and capital markets offerings. He subsequently held multiple in-house corporate positions in the financial services and technology industries, most recently at Mercury Payment Systems Inc., a privately-held payment processor and technology services provider. Mr. Stahl holds a BS degree from the University of Dayton and a JD degree from the University of Michigan Law School.

EXECUTIVE COMPENSATION

Overview

Our named executive officers for the year ended December 31, 2021 were:

•	Michael Praeger, our President, Chief Executive Officer, and Chairman of the Board;

•	Joel Wilhite, our Chief Financial Officer; and

•	Dan Drees, our Chief Growth Officer.

Executive Summary

The following is a discussion and analysis of compensation arrangements of our three named executive officers. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

2021 Financial and Performance Highlights

In 2021, we delivered record financial results and made significant progress on our long-term strategic objectives, including investments in talent, growth, and our technology. In October 2021, we completed our initial public offering, pursuant to which we issued 26,944,928 shares of our common stock at a price of $25.00 per share, for net proceeds of $621.4 million, after deducting underwriters’ discounts and commissions and offering expenses. Financial and operational highlights for the year included:

•	An increase in total revenue of 33.6% year-over-year, from $185.9 million in 2020 to $248.4 million in 2021;

•	expansion of our gross profit, from $85.4 million, or 45.9% of total revenue, in 2020 to $128.8 million, or 51.9% of total revenue, in 2021;

•	growth of 18.4% in our total transactions processed, from 52.8 million in 2020 to 62.5 million in 2021;

•	a 37% increase in our total payment volume, from $37.9 billion in 2020 to $52.1 billion in 2021; and

•	an increase in our transaction yield, from $3.52 in 2020 to $3.98 in 2021, an increase of 13.1%.

In July 2021, we completed the acquisition of FastPay, a leading provider of payments automation solutions for the media industry, thereby expanding the Company’s portfolio of automated payments technologies and services to middle market companies across the media landscape in the United States.

Compensation Philosophy and Practices

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits programs to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving our goals. We believe our compensation programs should promote the success of our Company and align executive incentives with the long-term interests of our stockholders. This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Individual Compensation Elements

During 2021, the principal elements of our executive compensation program were as follows:

Base Salaries

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. Generally, our named executive officers’ initial base salaries were established through arm’s-length negotiation at the time the individual was hired, taking into account his or her qualifications, experience and prior salary level. Thereafter, the base salaries of our executive officers, including the named executive officers, are reviewed periodically by our board of directors and our CEO, and adjustments are made as deemed appropriate. Effective February 28, 2021, our named executive officers’ base salaries were increased as follows: Mr. Praeger, from $411,000 to $485,000; Mr. Wilhite, from $333,000 to $380,000; and Mr. Drees, from $330,000 to $365,000.

Annual Cash Incentive Bonuses

We pay cash bonuses to reward our executives for their performance over the fiscal year, based on an analysis by our board of directors or our Human Capital and Compensation Committee of our executives’ performance during the year. During 2021, Mr. Praeger’s annual bonus target was initially equal to 70% of his annual base salary, which was increased to 85% of his annual base salary effective August 26, 2021. Mr. Wilhite’s annual bonus target was initially equal to 50% of his annual base salary, which was increased to 65% of his annual base salary effective August 25, 2021. Mr. Drees’ annual bonus target was initially equal to 25% of his annual base salary, which was increased to 40% of his annual base salary effective August 26, 2021.

In 2021, our Human Capital and Compensation Committee adopted performance goals for the 2021 bonus program for our executives based on corporate performance metrics (weighted at 60%), including revenue, operating margin and corporate strategic initiatives, as well as business initiatives (weighted at 20%). Individual performance makes up the remaining 20% of our named executive officers’ annual bonus opportunity. Our Human Capital and Compensation Committee determined that the total attainment rate for 2021 relative to the corporate performance and business initatives was 112.63%. For 2021, Mr. Praeger received a $469,319 bonus, Mr. Wilhite received a $287,341 bonus and Mr. Drees received a $166,285 bonus. The bonus amounts were determined based on the base salary earned by each executive officer for the calendar year multiplied by their bonus target percentage, the 112.63% corporate performance and business initative achievement percentage and the individual achievement percentages as determined by our Human Capital and Compensation Committee.

In addition to his annual bonus, Mr. Drees was entitled to receive a variable sales bonus based on his achievement of sales metrics, with an initial target amount of 60% of his eligible base salary earnings effective August 26, 2021. Based on his achievement of such goals, he earned a sales bonus of $192,808 for the year ended December 31, 2021.

Long-Term Equity Incentives

We believe equity awards are a critical element of our executive compensation programs as they provide an incentive for our executives to focus on driving growth in our stock price and long-term stockholder value creation, and help us to attract and retain key talent in a competitive market. Specifically, the granting of equity awards helps ensure that the interests of our executive officers are aligned with those of our stockholders, as the value of such awards is directly tied to stock price performance.

Other Elements of Compensation

Perquisites, Health, Welfare and Retirement Benefits

Our executive officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, short-term and long-term disability and accidental death and dismemberment insurance plans, in each case on the same general terms as all of our other full-time U.S. employees. We do, however, cover a certain portion of the premiums for medical and dental insurance for all of our employees, including our named executive officers.

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. As noted below in the Summary Compensation Table, we provide each named executive officer with an annual reimbursement for financial and tax planning services expenses and Mr. Wilhite with a monthly housing and travel reimbursement. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and retention purposes. All future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and are subject to periodic review by the compensation committee of our board of directors.

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the prescribed annual limit, and contribute these amounts to the 401(k) plan. For the year ended December 31, 2021, we provided matching contributions under our 401(k) Plan representing 100% of the first 3%, and 50% of the next 2%, of an employee’s 401(k) plan elective deferrals.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2021.

Nonqualified Deferred Compensation

We have established a non-qualified deferred compensation plan for our “highly compensated” employees, including our named executive officers. Under the deferred compensation plan, employees may elect to reduce future, taxable current compensation by electing to defer all eligible compensation including base salary, cash bonus, and/or commissions on a semi-annual basis. We do not make matching contributions on the participants’ deferrals pursuant to the non-qualified deferred compensation plan. Our named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by us during the year ended December 31, 2021.

No Tax Gross-Ups

In 2021, with the exception of tax gross-ups provided on the monthly housing and travel reimbursements provided to Mr. Wilhite pursuant to his employment agreement, we did not make gross-up payments to cover our named executive officers’ personal income taxes that pertained to any of the compensation, perquisites or personal benefits paid or provided by us.

Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2021 and 2020, respectively:

Name	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Michael Praeger President, Chief Executive Officer, and Chairman of the Board	2021 2020	$473,615 $404,077	$3,501,271 $899,990	$3,460,180 $765,003	$469,319 $319,594(7)	$11,702(4) $13,900(5)	$7,916,087 $2,402,564
Joel Wilhite Chief Financial Officer	2021 2020	$372,769 $328,577	$1,500,539 $499,995	$1,483,441 $424,974	$287,341 $186,355	$51,427(4) $41,821(5)	$3,346,910 $1,481,722
Dan Drees Chief Growth Officer	2021 2020	$359,615 $326,154	$1,000,346 $349,987	$989,256 $297,494	$359,093 $240,674	$9,622(4) $10,648(5)	$2,717,932 $1,224,957

(1)

Amounts reported represent the aggregate grant date fair value of the stock options granted to the named executive officers during 2021 and 2020, respectively, under our Equity Incentive Plan, as amended (the “2020 Plan”), computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to our consolidated financial statements included in our FY2021 Annual Report. This amount does not reflect the actual economic value that may be realized by the named executive officer, which will depend on factors including the continued service of the executive and the future value of our stock.

(2)

Amounts reported represent the aggregate grant date fair value of the RSUs granted to the named executive officers during the fiscal years ended December 31, 2021 and 2020, respectively, calculated in accordance with FASB’s ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 11 to our consolidated financial statements included in our FY2021 Annual Report. This amount does not reflect the actual economic value that may be realized by the named executive officer, which will depend on factors including the continued service of the executive and the future value of our stock.

(3)

Represents a bonus payment based on our Company’s performance during the applicable fiscal year. Also includes a sales incentive bonus in the amount of $192,808 paid to Mr. Drees for 2021 performance and a sales incentive bonus in the amount of $147,797 paid to Mr. Drees for 2020 performance.

(4)

This amount reflects (a) our matching contributions made to the 401(k) retirement savings plan with respect to each named executive officer ($11,702 for Mr. Praeger; $10,756 for Mr. Wilhite; and $7,454 for Mr. Drees), (b) a reimbursement for financial and tax planning services expenses for each of Mr. Wilhite ($5,151) and Mr. Drees ($2,168), and (c) $35,520 in housing and travel reimbursements for Mr. Wilhite (which amount includes $3,780 in tax gross-ups on such amounts), in each case, for the fiscal year ended December 31, 2021.

(5)

This amount reflects (a) our matching contributions made to the 401(k) retirement savings plan with respect to each named executive officer ($11,400 for Mr. Praeger; $10,581 for Mr. Wilhite; and $8,148 for Mr. Drees), (b) a $2,500 reimbursement for financial and tax planning services expenses for each named executive officer and (c) a $2,395 per month housing and travel reimbursement for Mr. Wilhite (total of $28,740), in each case, for the fiscal year ended December 31, 2020.

Employment Arrangements with Named Executive Officers

The employment agreements and offer letters with our named executive officers generally provide for at-will employment and set forth the executive officer’s initial base salary, applicable signing bonuses, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, and severance benefits on a qualifying termination of employment or resignation. The key terms of these agreements are described below.

Employment Agreement with Michael Praeger

On August 26, 2021, we entered into an Employment Agreement with Mr. Praeger (the “Praeger Employment Agreement”) as our Chief Executive Officer and President. The Praeger Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus. Pursuant to the Praeger Employment Agreement, Mr. Praeger is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Mr. Praeger’s employment with us is terminated without cause, due to his death or disability, or he resigns for “good reason” (as described below), other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Praeger’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for eighteen months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Praeger Employment Agreement, “good reason” means a resignation by Mr. Praeger due to any of the following that occur without his express written consent: (i) a material diminution in his title, authority, duties or responsibilities, (ii) a material reduction in his annual base salary as in effect on the date of the Praeger Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (iii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iv) the failure by a successor to us to assume the Praeger Employment Agreement.

Employment Agreement with Joel Wilhite

On August 25, 2021, we entered into an Employment Agreement with Mr. Wilhite (the “Wilhite Employment Agreement”) as our Chief Financial Officer and Senior Vice President. The Wilhite Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus. Pursuant to the Wilhite Employment Agreement, Mr. Wilhite is also entitled to receive reimbursement from us for (i) financial and tax planning services, and (ii) monthly out of pocket living and travel expenses in the net amount of $2,395 (subject to gross up adjustment for taxes) for his apartment, utilities and travel expenses (until further notice by us).

If Mr. Wilhite’s employment with us is terminated without cause, or due to his death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 25, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Wilhite’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 25, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Wilhite Employment Agreement, “good reason” means a resignation by Mr. Wilhite due to any of the following that occur without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Wilhite Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Wilhite Employment Agreement.

Employment Agreement with Dan Drees

On August 26, 2021, we entered into an Employment Agreement with Mr. Drees (the “Drees Employment Agreement”) as our Chief Growth Officer and Senior Vice President. The Drees Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus and an annual variable sales bonus. Pursuant to the Drees Employment Agreement, Mr. Drees is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Mr. Drees’ employment with us is terminated without cause, or due to his death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Drees’ employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Drees Employment Agreement, “good reason” means a resignation by Mr. Drees due to any of the following that occur without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Drees Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) a material modification to his current remote work arrangement, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Drees Employment Agreement.

Outstanding Equity Awards as of December 31, 2021

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2021.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)(9)
Michael Praeger	3/29/2017 3/5/2018 4/27/2018 3/20/2019 6/19/2019 10/1/2020 2/19/2021 10/15/2021	13,024(2) 25,920(3) 26,348(3) 32,100(3) 18,245(3) 84,404(4) - (5) -	- 1,728 2,396 14,592 10,947 108,520 673,076 -	$3.49 $3.54 $3.54 $4.17 $4.17 $10.42 $12.11 -	3/29/2022 3/5/2023 4/27/2023 3/20/2024 6/19/2024 10/1/2030 2/19/2031 -	- - - - - 41,320(6) 285,652(7) 40(8)	- - - - - $622,279 $4,301,919 $602
Joel Wilhite	3/29/2017 3/5/2018 3/20/2019 10/1/2020 2/19/2021 10/15/2021	175,484(2) 86,740(3) 26,536(3) 46,888(4) - (5) -	- 5,784 12,064 60,292 288,460 -	$3.18 $3.21 $3.79 $10.42 $12.11 -	3/29/2027 3/5/2028 3/20/2029 10/1/2030 2/19/2031 -	- - - 22,956(6) 122,420(7) 40(8)	- - - $345,717 $1,843,645 $602
Dan Drees	6/14/2018 3/20/2019 10/1/2020 2/19/2021 10/15/2021	47,744(3) 26,536(3) 32,820(4) - (5) -	20,000 12,064 42,204 192,304 -	$3.21 $3.79 $10.42 $12.11 -	6/13/2028 3/20/2029 10/1/2030 2/19/2031 -	- - 16,068(6) 81,612(7) 40(8)	- - $241,984 $1,229,077 $602

(1)

The unvested shares underlying the options set forth below are subject to accelerated vesting as described in “—Employment Arrangements with Named Executive Officers—Employment Agreement with Michael Praeger,” with respect to the options held by Mr. Praeger, “—Employment Arrangements with Named Executive Officers —Employment Agreement with Joel Wilhite,” with respect to the options held by Mr. Wilhite, and “—Employment Arrangements with Named Executive Officers —Employment Agreement with Dan Drees” with respect to the options held by Mr. Drees.

(2)

The shares underlying this stock option are scheduled to vest over a three-year period, with 1/3rd vesting on the first anniversary of the Grant Date specified above and 1/36th vesting on a monthly basis thereafter through the third anniversary of the Grant Date, subject to the named executive officer’s continued service with us.

(3)

The shares underlying this stock option are scheduled to vest over a four-year period, with 1/4th vesting on the first anniversary of the Grant Date specified above and 1/48th vesting on a monthly basis thereafter through the fourth anniversary of the Grant Date, subject to the named executive officer’s continued service with us.

(4)

The shares underlying this stock option are scheduled to vest over a four-year period with a vesting commencement date of February 15, 2020, with 1/4th vesting on the first anniversary of the vesting commencement date and the remainder vesting in quarterly installments thereafter through the fourth anniversary of the vesting commencement date, subject to the named executive officer’s continued service with us.

(5)

The shares underlying this stock option are scheduled to vest over a four-year period with a vesting commencement date of February 15, 2021, with 1/4th vesting on the first anniversary of the vesting commencement date and the remainder vesting in quarterly installments thereafter through the fourth anniversary of the vesting commencement date, subject to the named executive officer’s continued service with us.

(6)

RSUs are scheduled to vest over a four-year period with a vesting commencement date of February 15, 2020, with 1/4th vesting on the first anniversary of the vesting commencement date and the remainder vesting in quarterly installments thereafter through the fourth anniversary of the vesting commencement date, subject to the named executive officer’s continued service with us.

(7)

RSUs are scheduled to vest over a four-year period with a vesting commencement date of February 15, 2021, with 1/4th vesting on the first anniversary of the vesting commencement date and the remainder vesting in quarterly installments thereafter through the fourth anniversary of the vesting commencement date, subject to the named executive officer’s continued service with us.

(8)	RSUs are scheduled to vest in full on November 15, 2022, subject to the named executive officer’s continued service with us.

(9)	Calculated based on the closing price per share of our common stock on December 31, 2021 ($15.06), the final trading day of 2021.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2021, the Company’s 2021 Long-Term Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”) were the only compensation plans under which securities of the Company were authorized for future grant. Each of the 2021 Plan and the ESPP were approved by our stockholders. As of December 31, 2021, while there are no shares available for future grant under the 2020 Plan, the 2017 Amendment and Restatement of the 2010 Stock Option Plan, as amended (the “2017 Plan”), or the 2010 Stock Option Plan, as amended (the “2010 Plan”), respectively, all of which were approved by our board of directors and stockholders, each of the 2020 Plan, 2017 Plan, and 2010 Plan continue to govern awards outstanding thereunder. The following table provides information as of December 31, 2021 with respect to the Company’s existing and predecessor plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	8,777,987	(2)	$4.98	(3)	19,667,296	(4)(5)(6)
Equity compensation plans not approved by stockholders	-		-		-

Total	8,777,987		$4.98		19,667,296

(1)	Includes the following plans: our 2021 Plan, ESPP, 2020 Plan, 2017 Plan, and 2010 Plan.

(2)	Includes 3,476,841 shares of our common stock that may be issued under RSUs outstanding as of December 31, 2021.

(3)

Amount is based on the weighted-average exercise price of vested and unvested stock options outstanding under the 2021 Plan and predecessor plans. Restricted stock units, which have no exercise price, are excluded from this calculation.

(4)	Excludes 1,657,296 shares of our common stock reserved for issuance pursuant to the 1% pledge program.

(5)

As of December 31, 2021, a total of 16,963,844 shares of our common stock remain available for future issuance pursuant to the 2021 Plan. This column does not include any shares that may become available for future issuance under the 2021 Plan pursuant to the evergreen provisions of such plan, including the 9,840,242 shares that were added to the 2021 Plan as a result of the automatic annual increase on January 1, 2022. The 2021 Plan provides that the number of shares of our common stock reserved and available for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (A) 5% of the number of shares of our common stock outstanding on December 31 of the immediately preceding year or (B) 18,023,020 shares of our common stock; provided, however, that our board of directors may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or the increase for such year will be a lesser number of shares. All of the foregoing share numbers are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

(6)

As of December 31, 2021, a total of 2,703,452 shares of our common stock have been reserved for issuance pursuant to the ESPP, all of which were eligible for purchase during the offering period in effect on such date. This column does not include any shares that may become available for future issuance under the ESPP pursuant to the evergreen provisions of such plan, including the 1,968,048 shares that were added to the ESPP as a result of the automatic annual increase on January 1, 2022. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding calendar year or (ii) 2,703,452 shares of our common stock; provided, however, that our board of directors may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or the increase for such year will be a lesser number of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 14, 2022 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers named in “Executive Compensation”; and

•	all of our directors and executive officers as a group.

Each stockholder’s percentage ownership is based on 197,641,423 shares of our common stock outstanding as of April 14, 2022. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of April 14, 2022 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206. Except as stated in the footnotes below, none of the stockholders or their affiliates, officers, directors and principal equity holders have held any position or office or have had any material relationship with us or our affiliates within the past three years.

	Shares Beneficially Owned

	Number of Shares	% of Class
5% Stockholders:
Michael Praeger and affiliated entities(1)	14,468,292	7.3%
Entities affiliated with Bain Capital Ventures(2)	18,929,292	9.6
Mastercard Investment Holdings, Inc.(3)	12,395,096	6.3
Caisse de dépôt et placement du Québec(4)	11,578,968	5.9
Ossa Investments Pte. Ltd.(5)	11,463,172	5.8
Entities advised by Capital Research and Management Company(6)	14,693,518	7.4
Directors and Named Executive Officers:
Michael Praeger(1)	14,468,292	7.3
Joel Wilhite(7)	503,385	*
Dan Drees(8)	322,603	*
Matthew Harris	-	-
James (Jim) Hausman(9)	2,816,194	1.4
John C. (Hans) Morris(10)	991,394	*
Nigel Morris(11)	1,214,090	*
Wendy Murdock(12)	34,206	*
Lance Drummond(13)	15,002	*
James Michael McGuire(14)	17,502	*
Teresa Mackintosh(15)	12,502	*
All directors and executive officers as a group (fourteen persons)(16)	21,022,364	10.5

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.

(1)

Consists of (a)(i) 8,670,953 shares of common stock owned directly, (ii) 433,492 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022, and (iii) 22,444 shares of common stock issuable upon the settlement of RSUs exercisable within 60 days after April 14, 2022, held in each case by Mr. Praeger, individually; (b) 660,627 shares of common stock owned directly by Mr. Praeger and his wife as joint tenants with right of survivorship; (c) 1,888,652 shares of common stock owned directly by Green and Gold 2014 GRAT, for which Mr. Praeger is the trustee; (d) 1,328,276 shares of common stock owned directly by Green and Gold 2015 GRAT, for which Mr. Praeger is the trustee; (e) 720,000 shares of common stock owned directly by MP Charitable Trust, for which Mr. Praeger is the trustee and (f) 743,848 shares of common stock owned directly by MP 2021 GRAT for which Mr. Praeger is the trustee. The address for each of the individuals and entities identified above is 1210 AvidXchange Lane, Charlotte, North Carolina 28206.

(2)

Based on information contained in Schedule 13G filed with the SEC on February 14, 2022 by entities affiliated with Bain Capital Ventures and giving effect to subsequent distributions made by such entities. Consists of (a) 7,230,388 shares of common stock held by Bain Capital Venture Fund 2014, L.P. (“Venture Fund 2014”), (b) 9,751,160 shares of common stock held by Bain Capital Venture Coinvestment Fund, L.P. (“Venture Coinvestment Fund”), (c) 1,843,596 shares of common stock held by BCIP Venture Associates (“BCIP VA”), and (d) 104,148 shares of common stock held by BCIP Venture Associates – B (“BCIP VA-B”, and, together with Venture Fund 2014, Venture Coinvestment Fund and BCIP VA, the “Bain Capital Venture Entities”). Bain Capital Venture Investors, LLC

(“BCVI”), is the general partner of (i) Bain Capital Venture Partners 2014, L.P. (“BCV Partners 2014”), which is the general partner of Venture Fund 2014 and (ii) Bain Capital Venture Coinvestment Partners, L.P. (“BCV Coinvest Partners”), which is the general partner of Venture Coinvestment Fund. Boylston Coinvestors, LLC (“Boylston”), which is the managing partner of each of BCIP VA and BCIP VA-B. The governance, investment strategy and decision-making process with respect to the investments held by the Bain Capital Venture Entities is directed by the Executive Committee of BCVI, which consists of Enrique Salem and Ajay Agarwal. As a result, each of BCVI and Messrs. Salem and Agarwal may be deemed to share voting and dispositive power with respect to the securities held by the Reporting Persons. The business address of the Bain Capital Venture Entities is 200 Clarendon Street, Boston, MA 02116.

(3)

Based on information contained in Schedule 13G filed with the SEC on February 8, 2022 by Mastercard Investment Holdings, Inc. Mastercard Investment Holdings, Inc. is an indirect wholly-owned subsidiary of Mastercard Incorporated and may be deemed to have shared voting and dispositive power over the shares held by Mastercard Investment Holdings. The address for Mastercard Investment Holdings is 2000 Purchase Street, Purchase, New York 10577.

(4)

Based on information contained in Schedule 13G filed with the SEC on February 14, 2022 by Caisse de dépôt et placement du Québec (“CDPQ”). The address for CDPQ is 1000 Place Jean-Paul-Riopelle, Montréal (Québec) H2Z 2B3, Canada.

(5)

Based on information contained in Schedule 13G filed with the SEC on February 14, 2022 by entities affiliated with Ossa Investments Pte. Ltd. (“Ossa”). Ossa is a direct wholly-owned subsidiary of Hotham Investments Pte. Ltd. (“Hotham”), which in turn is a direct wholly-owned subsidiary of Fullerton Management Pte Ltd (“Fullerton”), which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). In such capacities, each of Hotham, Fullerton and Temasek may be deemed to have voting and dispositive power over the shares held by Ossa. Investment and voting decisions regarding such shares are made by an investment committee of Temasek, acting by majority vote and, as a result, no individual investment committee member acting alone has the ability to exercise investment or voting power regarding such shares. The membership of the investment committee is subject to change from time to time. Each of the members of the investment committee disclaims beneficial ownership of such shares. The address for each of Ossa, Temasek, Fullerton and Hotham is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(6)

Based on information contained in Schedule 13G filed with the SEC on February 11, 2022 by Capital Research and Management Company (“CRMC”). Capital Research Global Investors (“CRGI”) is a division of CRMC, as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the “investment management entities”). CRGI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital Research Global Investors.” The address for CRMC is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(7)

Consists of (a) 44,189 shares of common stock owned directly, (b) 448,992 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 and (c) 10,204 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022.

(8)

Consists of (a) 115,131 shares of common stock owned directly, (b) 200,588 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 and (c) 6,884 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022.

(9)

Consists of (a)(i) 2,091,528 shares of common stock owned directly, and (ii) 4,666 shares of common stock issuable upon the exercise of RSUs vesting within 60 days after April 14, 2022, held in each case by James Hausman; and (b) 720,000 shares of common stock held by the James Hausman Family

Irrevocable Trust (the “Hausman Family Trust”). Mr. Hausman and his wife serve as co-trustees of the Hausman Family Trust and as such may be deemed to have voting and dispositive power over the shares held by the Hausman Family Trust.

(10)

Consists of 991,394 shares of common stock held directly by Nyca Investment Partnership, LP. Nyca Investments LLC is the general partner of Nyca Investment Partnership, LP. Mr. J.C. Morris (a member of our board of directors) is the manager of Nyca Investments LLC and may be deemed to have voting and dispositive power over the shares held by Nyca Investment Partnership, LP. The address for each of the entities identified above is 485 Madison Avenue, 12th Floor, New York, NY, 10022.

(11)

Consists of 1,214,090 shares of common stock held by QED Fund III, L.P. QED Partners III, LLC is the general partner of QED Fund III, L.P. Mr. N. Morris (a member of our board of directors) is the co-founder and managing partner for QED Investors, LLC and is the Managing Member of QED Partners III, LLC. Mr. N. Morris may be deemed to have voting and dispositive power over the shares held by QED Fund III, L.P. The address for each of the entities identified above is 405 Cameron Street, Alexandria, Virginia 22314.

(12)

Consists of (a) 29,540 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 and (b) 4,666 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022.

(13)

Consists of (a) 2,500 shares of common stock owned directly, (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 and (c) 4,666 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022.

(14)

Consists of (a) 5,000 shares of common stock owned directly, (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 and (c) 4,666 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022.

(15)

Consists of (a) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 and (b) 4,666 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022.

(16)

Includes: (a)(i) 19,210 shares of common stock held by Angelic Gibson, (ii) 114,392 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 held by Angelic Gibson and (iii) 5,988 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022 held by Angelic Gibson; (b)(i) 13,583 shares of common stock held by Todd Cunningham, (ii) 270,540 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 held by Todd Cunningham and (iii) 3,948 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022 held by Todd Cunningham; and (c)(i) 108,197 shares of common stock held by Ryan Stahl; (ii) 87,896 shares of common stock underlying stock options exercisable within 60 days after April 14, 2022 held by Ryan Stahl and (iii) 3,440 shares of common stock issuable upon the exercise of RSUs vesting within 60 days of April 14, 2022 held by Ryan Stahl.

.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2021, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in “Executive Compensation.”

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions.

Amended and Restated FT Partners Engagement Letter

In August 2010, AvidXchange, Inc. engaged Financial Technology Partners LP and its affiliates (“FT Partners”), an investment banking firm controlled by Steven McLaughlin, a former member of our board of directors, on an exclusive basis to provide capital advisory and related services and FT Partners served in that capacity through February 2021.

In February 2021, AvidXchange, Inc., the Company’s predecessor, amended and restated its engagement letter with FT Partners in exchange for a payment of approximately $50 million. Concurrently, FT Partners subscribed to purchase 4,080,636 shares of common stock of AvidXchange, Inc. at a purchase price of $12.253 per share. In connection with the amended and restated engagement letter, AvidXchange, Inc. also agreed to pay FT Partners a fee equal to 1% of the gross proceeds from the initial public offering of our common stock (including any additional proceeds we may receive if the underwriters exercise their option to purchase additional shares of common stock), in exchange for FT Partners agreeing to act as an IPO advisor as we prepared for our initial public offering. In the event we complete one or more follow-on public offerings, FT Partners is also entitled to 1% of the first $500 million of cumulative aggregate gross proceeds on any such follow-on offerings (including any additional proceeds that we may receive if the underwriters exercise any option to purchase additional shares of common stock), and FT Partners will act as our advisor in such follow-on offerings. After the first $500 million of proceeds, FT Partners shall have no further right to provide or to be paid for financial advisory services related to the offering of our shares. Any such additional services would be subject to a separate engagement letter. FT Partners will continue to have a right to receive a fee of 1.75% of the deal proceeds in connection with a sale of the Company until December 31, 2059, so long as Mr. McLaughlin is employed by FT Partners. Mr. McLaughlin resigned from the board of directors of AvidXchange, Inc. upon the effective date of the amended engagement letter.

Amended and Restated Investors’ Rights Agreement

In July 2021, we entered into our Eighth Amended and Restated Investor Rights Agreement (“IRA”), with certain of our stockholders, which included the entities affiliated with Michael Praeger, Bain Capital Ventures, Mastercard Inc., Caisse de dépôt et placement du Québec, Temasek, Sixth Street Partners and Capital Group, each of which (other than Sixth Street Partners) is a holder of more than 5% of our voting capital stock. Other stockholders party to the IRA include entities affiliated with Hans Morris, Nigel Morris, Mr. Hausman, and former directors Steve McLaughlin, Brad Feld, and James Anderson, and each of our current directors except for Messrs. Harris, Drummond, and McGuire and Ms. Mackintosh. In addition, each of Mr. Harris, Ms. Murdock, and former directors Mr. Anderson and Robert (Bo) Stanley were appointed by holders of more than 5% of our stock. The IRA provides the holders with certain registration rights, including the right to demand that we file a registration statement (including registration statements on Form S-3 and accompanying shelf takedowns) or request that their shares be covered by a registration statement that we are otherwise filing.

Software and Consulting Services

We incurred approximately $590,000 in software and consulting expenses to Rhythm Systems, for which Mr. Praeger’s wife serves as the co-founder and managing partner, for the year ended December 31, 2021.

Staffing and Non-Advisory Financial Services

We incurred approximately $418,000 in fees related to the provision of staffing and non-advisory financial services by Sherpa LLC for the year ended December 31, 2021. Mr. McGuire’s wife is a non-controlling member of Sherpa LLC.

Related Party Referral/Reseller Agreements

In May 2017, AvidXchange, Inc. entered into an agreement (the “Strategic Alliance Agreement”), with Mastercard whereby Mastercard agreed to offer our payment processing services to card issuers in the United States and to pay AvidXchange, Inc. fixed fees related to the resale of its services by the card issuers to their commercial customers. An affiliate of Mastercard is a holder of more than 5% of our capital stock; and Mr. James Anderson, a former member of our board of directors, currently serves as executive vice present of commercial products of Mastercard. The Strategic Alliance Agreement is amended by the parties from time to time to reflect agreed upon commercial terms.

In relation to the Strategic Alliance Agreement, Mastercard paid us approximately $3,126,000 for the year ended December 31, 2021.

In May 2016, AvidXchange, Inc. entered into a reseller agreement (the “Reseller Agreement”), with BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (d/b/a Billtrust)). Billtrust is a portfolio company of Bain Capital Ventures, one of our 5% or greater stockholders, and Mr. Matt Harris, a current member of our board of directors, is affiliated with Bain Capital Ventures. Under the terms of the Reseller Agreement, Billtrust may resell AvidXchange Inc.’s automated payment services to its customers, paying AvidXchange, Inc. a share of the fees generated from such sales and retaining the rest. In December 2020, the parties agreed to terminate the Reseller Agreement and entered into a referral agreement whereby Billtrust may refer customers to us for services.

Billtrust paid AvidXchange, Inc. amounts related to the Reseller Agreement of approximately $87,000, $81,000, and $58,000 for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively.

In August 2019, AvidXchange, Inc. entered into a separate Business Payment Network Payables Provider Agreement with Billtrust. In connection therewith, we paid Billtrust $198,000, and Billtrust paid us approximately $164,000, for the year ended December 31, 2021.

Participation in our Initial Public Offering

In October 2021, James Michael McGuire and Lance Drummond purchased $125,000 and $62,500 of shares of our common stock, respectively, in our IPO at the IPO price of $25.00 per share.

Corporate Reorganization

On July 9, 2021, we consummated a reorganization by forming AvidXchange Holdings, Inc., which was incorporated in Delaware on January 27, 2021, and AvidXchange Merger Sub, Inc. (“Merger Sub”) as a wholly owned subsidiary of AvidXchange Holdings, Inc. We merged AvidXchange, Inc. with and into Merger Sub, with AvidXchange, Inc. as the surviving entity, by issuing identical shares in a 1:1 ratio of our capital stock to the stockholders of AvidXchange, Inc. in exchange for their equity interests in AvidXchange, Inc. After the merger, all of the stockholders of AvidXchange, Inc. became stockholders of AvidXchange Holdings, Inc. and AvidXchange, Inc. became a wholly owned subsidiary of AvidXchange Holdings, Inc. In addition, AvidXchange Holdings, Inc. assumed each of the 2010 Plan, the 2017 Plan, and the 2020 Plan and the outstanding equity awards outstanding under each such equity incentive plan.

Employment Arrangements

We have entered into employment agreements and offer letters with certain of our executive officers. For more information regarding these agreements with our executive officers, see “Executive Compensation—Employment Arrangements with Named Executive Officers.”

Annual Cash Bonus

We have established a cash incentive plan for certain of our executive officers. For a description of this plan, see “Executive Compensation—Individual Compensation Elements—Annual Cash Incentive Bonuses.”

Indemnification of Directors and Officers

Our restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and that our board of directors has discretion to indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have also entered, and expect to continue to enter, into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Other Transactions

We have granted RSUs and/or stock options to certain of our directors and named executive officers. For more information regarding the options granted to our directors and named executive officers, see “Board of Directors and Corporate Governance-Non-Employee Director Compensation—Non-Employee Director Compensation Table” and “Executive Compensation—Outstanding Equity Awards as of December 31, 2021.”

We have entered into change in control agreements with certain of our executive officers pursuant to offer letters and/or employment agreements that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation—Employment Arrangements with Named Executive Officers.”

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a related person transaction policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock or other voting capital stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our board of directors. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or other voting capital stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our board for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our board will consider all relevant facts and circumstances of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Corporate Secretary at (800) 560-9305 or send a written request to: Corporate Secretary at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

2021 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2021 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.avidxchange.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Charlotte, North Carolina

April 28, 2022

AVIDXCHANGE HOLDINGS, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717
SCAN TO VIEW MATERIALS & VOTE
VOTE AT THE MEETING
While we urge you to vote in advance, you are welcome to attend the company’s Annual Meeting of Shareholders in person at the company’s principal executive offices located at 1210 AvidXchange Lane, Charlotte, NC 28206. The Annual Meeting will begin promptly at 3:00 P.M. Eastern Time. The registration desk for the Annual Meeting will open at 2:30 P.M. Eastern Time. Please arrive in advance of the start of the meeting to allow time for identity verification. Details on the verification process and what you need to bring with you as evidence of your share ownership are detailed in the company’s Proxy Statement.
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D82728-P72688
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
AVIDXCHANGE HOLDINGS, INC.
For All Withhold All For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL of the nominees for director in Proposal 1:
1. Election of Class I Directors
Nominees:
01) James (Jim) Hausman
02) Lance Drummond
03) Wendy Murdock
The Board of Directors recommends you vote FOR Proposal 2:
For Against Abstain
2. Ratification of the Appointment of PricewaterhouseCoopers, LLP as the company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2022.
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
D82729-P72688
AVIDXCHANGE HOLDINGS, INC.
Annual Meeting of Shareholders
June 9, 2022 3:00 PM Eastern Time
This proxy is solicited by the Board of Directors
The undersigned shareholder(s) hereby appoint(s) Joel Wilhite and Ryan Stahl, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AVIDXCHANGE HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM Eastern Time on June 9, 2022, in the Stairatorium at AvidXchange, at 1210 AvidXchange Lane, Charlotte, NC 28206, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side